Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	Noonan/Russo
Jenny Kobin	Mark Vincent (212) 845-4239
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Thomas R. Staab, II
Chief Financial Officer
(919) 941-9777, Extension 267

INSPIRE REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL

RESULTS AND PROVIDES 2005 FINANCIAL GUIDANCE

DURHAM, NC – February 22, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today reported financial results for the fourth quarter and year ended December 31, 2004.

Total revenues for the fourth quarter of 2004 were $3.7 million compared to no revenue for the fourth quarter of 2003. Total revenues for the year ended December 31, 2004 were $11.1 million, all of which related to product co-promotion revenue from sales of Elestat™ and Restasis®, as compared to $5.2 million of revenue from collaborative research agreements in 2003. Inspire’s 2004 revenue reflected eleven months of co-promotion revenue from sales of Elestat since the Company launched Elestat in the United States for the treatment of allergic conjunctivitis and nine months of co-promotion revenue from sales of Restasis for the treatment of dry eye disease.

Operating expenses for the fourth quarter of 2004 totaled $16.2 million, as compared to $9.4 million for the same period in 2003. The increase in fourth quarter 2004 operating expenses, as compared to 2003, was primarily due to increased selling and marketing expenses related to the co-promotion of Elestat and Restasis and increased research and development expenses, which were heavily focused on the Company’s diquafosol tetrasodium and denufusol tetrasodium product candidates. Operating expenses for the year ended December 31, 2004 were $56.6 million, as compared to $37.5 million for the same period in 2003, with the 2004 increase primarily related to increased selling and marketing expenses in the Company’s first fiscal year of commercial activities.

For the quarter ended December 31, 2004, the Company reported a net loss of $11.8 million, or ($0.29) per share, as compared to a net loss of $9.1 million, or ($0.29) per share, for the same period in 2003. Net loss for the year ended December 31, 2004 was $44.1 million, or ($1.25) per share, as compared to a net loss of $31.4 million, or ($1.03) per share, for the same period in 2003. Cash, cash equivalents and investments totaled $156.8 million at December 31, 2004.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Commenting on the results, Christy L. Shaffer, Ph.D., Chief Executive Officer of Inspire, stated, “Inspire made important progress in 2004 by building our commercial presence, expanding our discovery and development pipeline and enhancing the management team through several key hires.”

“Going forward in 2005, we intend to focus on submission of a New Drug Application (NDA) amendment for diquafosol and on targeting our resources to our most promising clinical development programs and business development opportunities. While we face many challenges, in particular related to our dry eye program, we believe that we have an extremely capable team and a diversified pipeline that will help fuel future success,” concluded Dr. Shaffer.

Financial Guidance for 2005

Inspire expects to record aggregate co-promotion revenue in the range of $17-20 million. In addition, Inspire expects that it may record collaborative research revenue if diquafosol achieves any development milestones under the Company’s collaborative agreements. The Company projects its operating expenses without consideration of stock option expense will be in the $59-65 million range. Inspire projects approximately $23-25 million of selling and marketing expenses and $26-31 million of research and development expenses.

The Company’s operating expenses have been estimated based on the following activities:

•	File an NDA amendment for diquafosol tetrasodium for dry eye disease and begin a pilot study for diquafosol in a corneal wound healing indication;

•	Complete Phase 2 clinical trial and ongoing toxicology program for denufosol tetrasodium for treatment of cystic fibrosis;

•	Continue to increase market share and revenue for both Elestat and Restasis;

•	Complete a Phase 1 clinical trial for INS50589 Antiplatelet; and

•	Advance the discovery program in glaucoma to lead to a potential Investigational New Drug (IND) application in 2006.

Pursuant to recent actions by the Financial Accounting Standards Board, Generally Accepted Accounting Principles (GAAP) now requires that compensation expense for stock options be recorded in a company’s operations beginning July 1, 2005. Inspire currently intends to continue offering stock options to its employees and Board of Directors, but it is evaluating its stock option terms and methodology for recording compensation expense. Preliminary estimates of the non-cash stock option expense for 2005, based upon the current number of stock options outstanding and calculated using assumptions consistent with 2004 quarterly filings, is approximately $5 million. While the Company has attempted to estimate the non-cash option expense to be recorded in the second half of 2005, the actual expense may be materially different depending on the assumptions and methodologies used in implementing this new standard, as well as the number of unvested stock options outstanding during 2005.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

The Company is the subject of several pending stockholder lawsuits. It is not possible at this time to assess the final outcome of these matters and the potential impact on the Company’s operations. The Company’s financial guidance for 2005, as described above, includes estimated legal expenses for defending against this litigation.

Recent Accomplishments (October 1, 2004 through February 22, 2005):

Research & Development

•	Announced top-line results of a Phase 3 clinical trial of diquafosol tetrasodium for treatment of dry eye;

•	Initiated an additional Phase 2 clinical trial and two long-term toxicology studies on INS37217 Respiratory (denufosol tetrasodium) for cystic fibrosis;

•	Signed an exclusive license agreement for several patents from Wisconsin Alumni Research Foundation for use in developing and commercializing new therapeutics for treating glaucoma;

•	Filed an IND with the Food and Drug Administration for INS50589 Antiplatelet and initiated a Phase 1 clinical trial for the platelet aggregation inhibitor; and

•	Presented additional data at the annual North American Cystic Fibrosis Conference on Inspire’s Phase 2 trial of INS37217 Respiratory.

Sales & Marketing

•	Continued to increase market share of Elestat, achieving approximately 17% of new prescription volume in Inspire’s target universe (the top 200 prescribing eye care professionals and allergists in each of Inspire’s 64 U.S. sales territories) and making Elestat the second-highest prescribed product in this target universe, for the week ending February 4, 2005, based on National Prescription data from IMS Health. In the total allergic conjunctivitis market including all prescribers, Elestat represented approximately 8% of new prescription and total prescription volume for the same time period.

Corporate

•	Completed public common stock offering, raising $42 million in net proceeds; and

•	Expanded Inspire’s organization for pursuing business development, licensing and strategic alliance initiatives by hiring Barry G. Pea, Executive Vice President, Corporate Development and General Counsel, and Karen L. Key, Senior Director of Business Development.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full year 2004 financial results on Tuesday, February 22 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 780-2276. International participants may call (973) 582-2757. A live web cast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 8, 2005. To access this replay, U.S. participants may call (877) 519-4471. International participants may call (973) 341-3080. The replay pass code is 5635174.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Revenue from product co-promotion	$3,720	$—	$11,068	$—
Collaborative research agreements	—	—	—	5,200

Total revenue	3,720	—	11,068	5,200

Operating expenses:
Research and development	8,380	5,396	25,698	27,631
Selling and marketing	5,183	2,012	21,848	2,838
General and administrative	2,672	2,016	9,041	7,002

Total operating expenses	16,235	9,424	56,587	37,471

Loss from operations	(12,515)	(9,424)	(45,519)	(32,271)
Other income (expense):
Interest income	755	346	1,765	1,262
Interest expense	(39)	(10)	(117)	(46)
Loss on investments	—	—	(198)	(340)

Other income	716	336	1,450	876

Net loss	$(11,799)	$(9,088)	$(44,069)	$(31,395)

Basic and diluted net loss per common share	$(0.29)	$(0.29)	$(1.25)	$(1.03)

Common shares used in computing basic and diluted net loss per common share	40,310	31,840	35,261	30,526

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	December 31, 2004	December 31, 2003
Cash, cash equivalents and investments	$156,796	$75,166
Receivable from Allergan, Inc.	3,501	—
Working capital	134,559	66,231
Total assets	165,696	79,678
Total stockholders’ equity	149,598	71,052
Shares of common stock outstanding	41,845	31,847

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797